Exhibit 99.1

NEWS RELEASE

Devon Energy Reports Third-Quarter 2019 Financial and Operational Results

OKLAHOMA CITY – Nov. 5, 2019 – Devon Energy Corp. (NYSE: DVN) today reported third-quarter net earnings of $109 million, or $0.27 per diluted share. Core earnings were $103 million, or $0.26 per diluted share. Supplemental financial tables for third-quarter results and updated 2019 guidance are available on the company’s website at www.devonenergy.com.

Highlights

•	Operating cash flow totaled $597 million, a 22 percent increase compared to the second quarter

•	Free cash flow generation reached $56 million in third quarter

•	$100 million midstream transaction executed in Delaware Basin

•	Share-repurchase program decreased outstanding share count by 28 percent since 2018

•	Third-quarter oil production increased 19 percent year-over-year, exceeding guidance

•	Raised full-year 2019 oil production guidance for 3rd time this year

•	Capital efficiency improved with no change to 2019 capital spending plan

“The third quarter featured exceptional execution across all aspects of our strategic plan reflecting our unwavering commitment to deliver attractive financial returns, improve capital efficiency and grow shareholder distributions,” said Dave Hager, president and CEO. “Furthermore, our advantaged multi-basin portfolio is built to last, with significant capital allocation flexibility designed to deliver both high-return oil growth and increasing amounts of free cash flow in an environmentally responsible manner.”

Third-Quarter 2019 Results

Total net production from Devon’s retained assets averaged 325,000 oil-equivalent barrels (Boe) per day during the third quarter. Oil production averaged 148,000 barrels per day, a 19 percent increase from the same period a year ago. This result exceeded the company’s midpoint guidance by 3 percent or 4,000 barrels per day due to strong well productivity and timing of completions in the Delaware Basin.

For the third quarter, Devon’s upstream revenues totaled $1.1 billion. The company’s realized price during the period, including commodity hedges, was $27.73 per Boe, compared with the prior quarter of $27.84 per Boe. This lower price realization reflects lower crude, natural gas, and natural gas liquids pricing, offset by growth in higher-margin oil production and cash settlements on commodity hedges.

Production expense averaged $9.37 per Boe in the third quarter. Including costs reclassified to discontinued operations, production costs declined 19 percent compared to the year-ago quarter. The improved result was driven by lower lease operating expenses across Devon’s retained U.S. asset portfolio, decreased production taxes and the exit of higher-cost Canadian assets from Devon’s portfolio.

Corporate costs also declined during the quarter. General and administrative (G&A) expenses totaled $107 million in the third quarter. Including costs reclassified to discontinued operations, Devon’s G&A expense improved 27 percent year-over-year. The lower G&A costs were primarily driven by reduced personnel expense. Interest costs (including discontinued operations) were reduced $20 million year-over-year due to the company’s ongoing debt-reduction program.

Financial Highlights

Operating cash flow totaled $597 million from continuing operations, a 22 percent increase compared to the previous quarter despite lower commodity prices. This level of cash flow funded third-quarter capital requirements of $541 million, resulting in $56 million of free cash flow.

Devon continues to maintain a strong balance sheet, with investment-grade credit ratings and excellent liquidity. The company’s $4.7 billion liquidity position includes $1.7 billion of cash (inclusive of restricted cash) and an undrawn $3 billion unsecured credit facility. During the quarter, Devon redeemed $1.5 billion of debt with cash on hand. At Sept. 30, 2019, the company’s total debt outstanding was $4.3 billion, with no maturities until late 2025.

Through Oct. 31, 2019, Devon had repurchased 147 million shares, or approximately 28 percent of outstanding shares since 2018, at a total cost of $4.8 billion, under its $5 billion authorization. In the third quarter, the company completed $550 million of share repurchases and returned $35 million of additional capital to shareholders through its quarterly dividend.

Asset-Level Overview

Delaware Basin: Net production from the company’s operations averaged 127,000 Boe per day, a 59 percent increase compared to the third-quarter 2018. This low-cost production growth across the basin drove a 12 percent year-over-year improvement in production costs to $9.06 per Boe. The most significant contributor of volume growth in the quarter was new well activity in the Leonard Shale. Devon brought online 15 Leonard wells in the quarter with average 30-day production rates of 2,200 Boe per day (71 percent oil), at an average completed well cost of $7.5 million.

Powder River Basin: Net production averaged 25,000 Boe per day in the quarter (71 percent oil). This represents a 33 percent increase in production compared to the year-ago period. Third-quarter volume growth was driven by 18 new wells targeting the Parkman, Teapot, Turner and Niobrara formations. This activity was highlighted by a 3-well spacing test in the Niobrara Shale that averaged 30-day rates of 1,300 Boe per day per well (87 percent oil). To date, Devon has commenced production on 8 successful Niobrara appraisal wells across its 200,000 net acre position in the oil fairway of the play. The company plans to accelerate Niobrara appraisal activity in 2020.

Eagle Ford: Third-quarter net production averaged 45,000 Boe per day. This high-margin production generated $313 million of free cash flow over the past year. Due to timing of completion activity, the company did not bring online any new wells in the third quarter. In the fourth quarter, Devon plans to bring online more than 25 Eagle Ford wells and expects production to average 50,000 to 55,000 Boe per day.

STACK: Third-quarter net production totaled 121,000 Boe per day, with liquids accounting for 56 percent of the volume mix. Devon brought online 16 operated wells during the quarter, with 30-day rates averaging 1,600 Boe per day. To date, these infill development projects, spaced at 4 to 6 wells per unit, are exceeding well productivity expectations and completed well costs have declined to as low as $6 million per well. The STACK asset is projected to generate $370 million of free cash flow in 2019.

For more detailed results and commentary regarding Devon’s operations and outlook, please refer to the company’s third-quarter 2019 operations report at www.devonenergy.com.

Updated Guidance

Fourth-quarter 2019 oil production from retained assets is forecasted to average 154,000 to 160,000 barrels per day, a 6 percent sequential quarter improvement at the midpoint. The company’s updated guidance represents an estimated oil growth rate range of 20 percent to 21 percent for the full-year 2019 compared to 2018, a 550-basis point improvement compared to original guidance expectations.

Upstream capital from retained assets for the full-year 2019 remains unchanged at $1.83 billion to $1.87 billion. Fourth-quarter upstream capital from retained assets is expected to range from $375 million to $420 million. The reduction in capital spending from the third quarter is driven by timing of completions in the Delaware Basin and Eagle Ford and lower activity in the STACK play.

The company is also lowering its 2019 expense outlook for G&A to a range of $460 million to $470 million and financing costs to a range of $245 million to $255 million. This represents a 17 percent and 22 percent improvement, respectively, compared to original guidance expectations.

Divestiture Update

Subsequent to quarter end, the company entered into an agreement to form a midstream partnership in the Delaware Basin with QL Capital Partners, LP (“QLCP”). As part of this transaction, Devon will contribute gathering system and compression assets in the Cotton Draw area to the partnership in exchange for a $100 million cash distribution funded by QLCP. Devon will continue to operate the assets pursuant to the management services agreement. QLCP has also committed $40 million of expansion capital to the partnership to fund the build out of the Cotton Draw midstream assets over the next several years.

Devon continued to advance the sale process for its Barnett Shale assets in north Texas. The data room was opened in the third quarter and multiple bids were received in September. Negotiations with advantaged bidders are progressing. The company’s sale process for its enhanced oil recovery project in the Rockies is also ongoing.

Environmental, Social & Governance

Devon is committed to delivering results that balance economic growth, environmental stewardship, strong governance and social responsibility. For access to Devon’s 2019 sustainability report, please visit www.devonenergy.com/sustainability. This report highlights the company’s commitment to operating a responsible, safe and ethical business while providing transparent reporting to all stakeholders.

Conference Call Webcast and Supplemental Earnings Materials

Also provided with today’s release is the company’s detailed operations report that is available on the company’s website at www.devonenergy.com. The company’s third-quarter conference call will be held at 10 a.m. Central (11 a.m. Eastern) on Wednesday, Nov. 6, 2019, and will serve primarily as a forum for analyst and investor questions and answers.

Non-GAAP Disclosures

This release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website at www.devonenergy.com and our related Form 10-Q.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”). Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in oil and gas operations; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to environmental matters; risks related to regulatory, social and market efforts to address climate change; risks related to our hedging activities; counterparty credit risks; risks relating to our indebtedness; cyberattack risks; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production; the extent to which insurance covers any losses we may experience; competition for assets, materials, people and capital; our ability to successfully complete mergers, acquisitions and divestitures; and any of the other risks and uncertainties discussed in our Form 10-K and other filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

About Devon Energy

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. with an emphasis on achieving strong corporate-level returns and capital-efficient cash-flow growth. For more information, please visit www.devonenergy.com and see our related Form 10-Q.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735	John Porretto, 405-228-7506
Chris Carr, 405-228-2496

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